Exhibit 10.1

AMENDMENT 2013-1

TO THE

NORDSTROM EXECUTIVE DEFERRED COMPENSATION PLAN

(2007 Restatement)

The Nordstrom Executive Deferred Compensation Plan (2007 Restatement) (“EDCP”) is hereby amended as follows, effective January 1, 2014. This Amendment 2013-1 is approved by the Compensation Committee pursuant to Section 8.2(a) of the EDCP.

1. Section 1.2 (Purpose) is amended by capitalizing the term “participating subsidiaries and affiliates” as “Participating Subsidiaries and Affiliates.”

2. Section 2.1(b) (Eligible Employee) is deleted in its entirety and replaced with the following to ensure that participation in the Plan is limited to a select group of management or highly compensated employees:

“(b) For Plan Years beginning on and after January 1, 2014, either:

(1) Has current annualized Base Compensation (as defined in 3.1(b)(1)) of not less than the Code section 414(q) limitation in effect at the beginning of such Plan Year (e.g., for the Plan Year beginning January 1, 2014, this limitation is $115,000) or

(2) Whose total Base Compensation determined in (b)(1) above plus Bonus Compensation received in the immediately preceding Plan Year exceeded the Code section 414(q) limitation referenced in (b)(1) above; and”

3. Section 2.3(b) (When Participation Begins: Initial Election Period) is deleted in its entirety and replaced with the following to permit deferrals of Restricted Stock Units, as follows:

“(b) Initial Election Period. The Initial Election Period for any employee who first becomes an Eligible Employee during the Plan Year is the period of thirty (30) days that begins on his or her Entry Date under 2.2. An Eligible Employee’s election relates only to Compensation paid for services to be performed subsequent to the election and applies only to Base Compensation. Deferral of Bonus Compensation, Performance Share Units and Restricted Stock Units can be elected only during an Annual Election Period and, for Performance Share Units and Restricted Stock Units, can be elected only if the award agreement underlying the Performance Share Units or Restricted Stock Units specifically includes deferral provisions.”

4. Subsection (2) of Section 3.1(b) (Eligible Compensation) is deleted in its entirety and replaced with the following to provide that Bonus Compensation shall be considered “Eligible Compensation” under the Plan whether or not paid in cash:

“(2) Bonus Compensation. A Participant’s Bonus Compensation, scheduled to be paid to the Participant either in cash or in stock. Bonus Compensation means the amount, determined annually based on the Participant’s job performance and other factors, that is paid to the Participant in excess of the Participant’s Base Compensation.”

5. New Subsection (4) is added to Section 3.1(b) (Eligible Compensation) to include Restricted Stock Units as Eligible Compensation:

“(4) Restricted Stock Units. A Participant’s Restricted Stock Units as defined in and governed by the Equity Incentive Plan.”

6. Section 3.1(b) (Eligible Compensation) is modified to include the following paragraph and the end of such section to clarify that deferrals of Performance Share Units and Restricted Stock Units are available only if and as provided in the agreements underlying such rewards:

“Not all forms of Eligible Compensation may be subject to a deferral opportunity. For example, the existence of deferral opportunities for awards of Performance Share Units and Restricted Stock Units depends on whether deferral provisions are included in the agreements underlying such awards.”

7. Section 3.2(c) (Amount of Deferral: Performance Share Units) is amended consistent with Item 6, above, to include new subsection (1) as follows and to renumber existing subsections (1) through (4) as subsections (2) through (5), accordingly:

“(1) The Company makes a deferral opportunity available by including deferral provisions within the “Performance Share Unit Agreement” underlying the award of Performance Share Units;”

8. New Section 3.2(d) (Amount of Deferral: Restricted Stock Units) is added consistent with Items 5 and 6, above, as follows:

“(d) Restricted Stock Units. All or a portion of a Participant’s unvested Restricted Stock Units awarded by the Company, provided that:

(1) With respect to an award of Restricted Stock Units that is scheduled to vest based on the Participant’s achievement of individual or organizational performance criteria:

(A) The Company makes a deferral opportunity available by including deferral provisions within the “Restricted Stock Unit Agreement” underlying the award of Restricted Stock Units;

(B) The applicable individual or organizational performance criteria are established within the first 90 days of a performance cycle that will last at least 12 months;

(C) The deferral election is made at a time when at least six (6) months remain in the applicable award’s performance cycle;

(D) The Participant provides services continuously for the period from the first day of the performance cycle (or if later, the date the performance criteria are established) through the date that the deferral election is made; and

(E) The deferral election is made before the amount of the Restricted Stock Units that will vest under the applicable award is readily ascertainable.

(2) With respect to an award of Restricted Stock Units that are scheduled to vest based solely on the lapse of time:

(A) The Company makes a deferral opportunity available by including deferral provisions within the “Restricted Stock Unit Agreement” underlying the award of Restricted Stock Units; and

(B) The deferral election must be made by the end of the Plan Year immediately preceding the Plan Year in which the award of Restricted Stock Units is initially granted.”

9. Section 3.3 (Minimum Deferral) is deleted in its entirety and replaced with the following to prospectively eliminate the Plan’s minimum deferral election requirements:

“Minimum Deferral. Effective for Plan Years beginning on and after January 1, 2014, there is no minimum deferral limitation under this Plan.”

10. Section 3.4(a) (Company Contribution Allocations: Make-up Contribution) is amended to add the following to clarify the time and form of payment elections that apply to Make-up Contributions, to subject Make-up Contributions made for Plan Years beginning on and after January 1, 2014 to the same vesting provisions that apply to matching contributions under the Nordstrom 401(k) Plan and Profit Sharing, and to clarify that to be eligible for Make-up Contributions with respect to a particular Plan Year, a Participant must have made deferrals into this Plan for such Plan Year:

“For example, the time and form of payment of Make-up Contributions credited in early 2014 with respect to Participant’s deferrals under this Plan made during the 2013 Plan Year shall be determined on the Participant’s deferral elections applicable for Base Compensation paid during the 2013 Plan Year. If no such deferral election exists, then the time and form of payment of the Participant’s Make-up Contribution for such Plan Year shall be as a single lump sum payment made at Participant’s Separation.

Effective for Make-up Contributions made for the Participant’s lost share of Company contributions to the 401(k) Plan for the 401(k) Plan’s fiscal year ending December 31,

2014, those Make-up Contributions will be subject to the same vesting schedule that would have applied to such Make-up Contributions had they been made as Company contributions to the Participant under the 401(k) Plan.

For the avoidance of doubt, to receive a Make-up Contribution with respect to a given Plan Year, the Participant must have made a deferral election under this Plan for such Plan Year.”

11. Section 3.4 (Company Contribution Allocations) is amended to include new subsection (c) as follows to add Restoration Contributions effective for Plan Years commencing on and after January 1, 2014, for Participants who are not also participants in the Nordstrom SERP:

“(c) Restoration Contributions. Beginning with Plan Years commencing January 1, 2014, the Company shall allocate to certain Participants’ Accounts an amount determined as the lesser of:

(i) the maximum matching contribution amount that could be generated by applying the matching contribution formula in effect under the 401(k) Plan for such Plan Year to the Participant’s Excess Compensation, if any; and:

(ii) the amount actually deferred by Participant into this Plan for such Plan Year, if any.

For Restoration Contribution allocation purposes, a Participant’s “Excess Compensation” means the excess of a Participant’s 401(k) Plan Compensation for a Plan Year determined without regard to the Code section 401(a)(17) limit in effect for such Plan Year, over the Participant’s actual 401(k) Plan Compensation for that Plan Year. For the Plan Year ended December 31, 2014, the Code section 401(a)(17) limit was $260,000 and is thereafter indexed for inflation.

Example: For the Plan Year ended December 31, 2014 ( the “2014 Plan Year”), the matching formula under the 401(k) Plan was 100% of Participant’s 401(k) deferrals, up to 4% of Compensation. Assume that during the 2014 Plan Year, Participant A’s “Compensation” under the 401(k) Plan was $300,000 and that Participant A made $10,000 in deferrals under this Plan. The Code section 401(a)(17) limit in effect for the 2014 Plan Year was $260,000. Consequently, Participant A’s “Excess Compensation” for the 2014 Plan Year was $40,000. Applying the 401(k) Plan’s matching contribution to Participant A’s Excess Compensation, the maximum match generated by the Excess Compensation would be $1,600 (i.e., dollar for dollar, up to 4% of Excess Compensation). Accordingly, the Restoration Contribution allocable to Participant A under this Plan with respect to the 2014 Plan Year would be $1,600 (the lesser of (i) the maximum matching contribution generated by Participant A’s Excess Compensation and (ii) Participant A’s $10,000 Plan deferral.)

Moreover, “Excess Compensation” shall exclude performance-based or other incentive compensation received by a Participant that both (i) relates to the economic performance of an entity other than Nordstrom, Inc. and (ii) was adopted as part of, in recognition of, or in concert with, the merger, acquisition or change in control of such entity.

The time and form of payment of Restoration Contributions shall be determined by the Participant’s deferral elections applicable for Base Compensation paid during the Plan Year preceding the Plan Year in which the Restoration Contribution is actually credited to the Participant’s Account. For example, the time and form of payment of Restoration Contributions credited in early 2015 with respect to Participant’s Excess Compensation earned in the 2014 Plan Year shall be determined on the Participant’s deferral elections applicable for Base Compensation paid during the 2014 Plan Year. If no such deferral election exists, then the time and form of payment of the Participant’s Restoration Contribution for such Plan Year shall be as a single lump sum payment made at Participant’s Retirement. Restoration Contributions will be subject to the same vesting schedule that would have applied to such Restoration Contributions had they been made as Company matching contributions to the Participant under the 401(k) Plan.

A Participant is ineligible to receive a Restoration Contribution for any Plan Year in which such Participant either (i) is ineligible to receive a Company matching contribution allocation under the 401(k) Plan due to application of the 401(k) Plan’s employment and/or hours of service requirements to receive such matching contribution allocation or (ii) also is a participant in the SERP, unless the Compensation Committee determines otherwise.

For the avoidance of doubt, (x) to receive a Restoration Contribution with respect to a given Plan Year, the Participant must have made a deferral election under this Plan for such Plan Year and (y) a Participant can receive a Restoration Contribution under this Plan with respect to a given Plan Year whether or not the Participant made a deferral election under the 401(k) Plan for such Plan Year.”

12. Section 3.6 (Requirement for Deferral Agreement) is deleted in its entirety and replaced with the following, consistent with Item 11:

“A Participant who has not timely submitted a valid Deferral Agreement may not defer any Eligible Compensation (or receive the corresponding Company Make-up Contribution or Restoration Contribution allocation under 3.4) for the applicable Plan Year under the Plan.”

13. Section 4.1 (Account) is deleted in its entirety and replaced with the following, consistent with Item 3, above:

“Account. A Participant’s “Account” is the account established on the books of the Company as a record of each Participant’s Plan balance. An Account may, at the discretion of the Administrative Committee, include one or more sub accounts to reflect amounts credited to a Participant under the various terms of the Plan. As of the effective date of this Restatement, the Administrative Committee has established the following sub-accounts:

(a) Deemed Investment Sub-Account: A Deemed Investment Sub-Account, reflecting the Participant’s account balance resulting from the deferral of Eligible Compensation (other than Performance Share Units, Restricted Stock Units or other stock-based compensation), Company Contribution allocations under Section 3.4, and the Participant’s deemed investment of such amounts under Section 4.3. The balance in such sub-account shall be expressed as a dollar amount.

(b) Common Stock Unit Sub-Account. A Common Stock Unit Sub-Account reflecting the number of Performance Share Units, Restricted Stock Units, or other stock-based compensation in which the Participant is vested and which the Participant has deferred under the Plan. The balance in such sub-account shall be expressed in units, with each unit representing the value of one share of the Company’s Common Stock.”

14. Sections 4.3(b) (Performance Share Unit Sub-Account Valuation) and 6.7 (Cash and Stock Distributions) are deleted in their entirety and replaced with the following, consistent with Items 3 and 13, above:

“4.3(b) Common Stock Unit Sub-Account Valuation. The number of units in a Participant’s Common Stock Unit Sub-Account shall be appropriately adjusted periodically to reflect any dividend, split, split-up or any combination or exchange, however accomplished, with respect to the shares of the Company’s common stock represented by such units.”

“6.7 Cash and Stock Distributions. Distributions of a Participant’s Deemed Investment Sub-Account shall be made in cash only. Distributions of a Participant’s Common Stock Unit Sub-Account shall be made in Common Stock of the Company.”

15. Section 6.1 (Retirement Distributions) is deleted in its entirety and replaced with the following to prospectively eliminate different distribution form treatment for pre-retirement and post-retirement separations:

“6.1 Separation Distributions.

(a) Separation Events. A Participant may elect in a Deferral Agreement to receive a distribution of his or her Account at Separation. A Participant’s “Separation” shall mean the Participant’s Termination Date.

(b) Separation Distribution Forms. Distribution of a Participant’s Account balance shall be made according to the distribution options specified in the Participant’s Deferral Agreement(s). Portions of Accounts subject to installment payment shall continue to be valued as provided in Section 4.3 until distributed. The distribution options available to a Participant are: a. single lump sum payment; or b. installment payments for a period of five (5), ten (10), or fifteen (15) years.

(c) Lump Sum in Lieu of Installments. If the Participant’s Account balance as of his or her Separation is equal to or less than $10,000, Leadership Benefits may order the distribution of the Participant’s entire Account in a single lump sum rather than in installments, provided that the lump sum payment results in the termination and liquidation of the Participant’s entire interest under this Plan and all other plans or arrangements that must be aggregated with this Plan under the rules set forth under Code Section 409A. The Participant may not exercise any discretion to convert an installment election into a lump sum under this provision.

(d) Amount and Timing of Installment Payments. The first installment shall be paid on the Payment Commencement Date as defined in 6.4. Subsequent installments shall be paid annually in January of each succeeding year. The amount of each installment shall be determined by multiplying the Participant’s account balance as of the last day of the month immediately preceding the distribution date by a fraction, the numerator of which is one (1) and the denominator of which is (N minus P), where N is the total number of annual installments and P is the number of annual installments previously paid to the Participant. For example, if the form of payment is five annual installments, the first annual distribution is the account balance divided by 5 (5 minus 0), the second annual distribution is the account balance divided by 4 (5 minus 1), the third annual distribution is the account balance divided by 3 (5 minus 2), the fourth annual distribution is the account balance divided by 2 (5 minus 3), and the fifth annual distribution is the entire remaining account balance (5 minus 4).”

16. Section 6.3 (Pre-Retirement Termination of Employment) is deleted in its entirety and replaced with the following, consistent with Item 15, above:

6.3 Pre-Retirement Separation. For Plan Years commencing prior to January 1, 2014, and for the portion of a Participant’s Account that is attributable to elective deferrals and Company contributions credited to the Account for Plan Years ending through December 31, 2013, including Earnings thereon and including Make-up Contributions made in early 2014 with respect to the Plan Year ending December 31, 2013, if a Participant’s Termination Date occurs prior to his or her Early Retirement Date, Normal Retirement Date, or Deferred Retirement Date, (a “Pre-Retirement Separation”) the time and form of payment elections in the Participant’s Deferral Agreements shall be disregarded and, in lieu of those elections, the Participant shall receive the value of his or her Account (as described in this Section 6.3) in a single lump sum payment on the Payment Commencement Date. Commencing on and after January 1, 2014, the provisions of this Section 6.3 shall not apply to the Portion of a Participant’s Account that is attributable to deferrals and Company contributions made with respect to Plan

Years commencing January 1, 2014 and later, including Earnings thereon; instead, this portion of Participant’s Account shall at all times be distributable as provided in Section 6.1(b) (subject to Section 6.1(c)).

17. Sections 6.4 (Payment Commencement), 6.5 (Delayed Payment Date) and 6.6 (Changing the Time or Form of Distribution) are deleted in their entirety and replaced with the following, consistent with Items 15 and 16, above:

“6.4 Payment Commencement Date. Distributions will begin to be paid on the following dates, subject to the delay for Specified Employees set forth in 6.5.

(a) Scheduled Distribution. During the calendar month (January or June) and year specified by the Participant in his or her deferral election.

(b) Separation Distributions. Within 90 days after Leadership Benefits confirms the Termination Date, provided that the Participant does not have the right to designate the taxable year of payment.

(c) Unforeseeable Financial Emergency. Within 90 days after Leadership Benefits receives confirmation of the amount of distribution approved by the Administrative Committee, provided that the Participant does not have the right to designate the taxable year of payment.

6.5 Delayed Payment Date. If a distribution is made to a Specified Employee following his or her Separation, the first payment may not be made earlier than six months after the Specified Employee’s Payment Commencement Date. If the form of distributions is installments, any installments that would have been paid in the absence of this six-month delay will be accrued and paid at the end of the six-month period. Any installments that are due after the six-month period expires will be paid as if they were not subject to this provision. A Specified Employee means an individual who meets the requirements to be a “key employee” as defined in Code Section 416(i) (without regard to Section 416(i)(5)). If the individual is a key employee as of September 30 of a given year, the individual is treated as a Specified Employee for the entire next calendar year. This delayed payment date rule does not apply to scheduled in-service distributions, financial emergency distributions, or distributions due to the Participant’s death.

6.6 Changing the Time or Form of Distribution. The time and form of payment elected in a Participant’s Deferral Agreements cannot be changed by the Participant after the last day of an Election Period except as provided in this section. A Participant may change his or her form of Separation distribution under 6.1(b) or the timing of a scheduled in-service distribution under 6.2(b), provided that:

(a) For a scheduled in-service or Separation distribution, his or her change is filed with Leadership Benefits no later than the last day of the Plan Year that ends at least 12 months before the Payment Commencement Date;

(b) His or her change cannot take effect earlier than twelve months after the change is requested; and

(c) The first payment under the newly elected form of payment cannot be made sooner than five years after the Payment Commencement Date for the form of payment that the Participant has elected to change.

The Payment Commencement Date for a series of installment payments is treated as the date on which the first of such installment payments would be made under the terms of this Plan. Where the Payment Commencement Date is stated as a period of time (e.g., a 90-day period following a distribution event), the Payment Commencement Date for purposes of this section is the first day of such period.”

18. Section 7.6 (Distribution of Account Balance at Death) is deleted in its entirety and replaced with the following, consistent with Items 15, 16 and 17, above:

“7.6 Distribution of Account Balance at Death. Upon a Participant’s death, the portion of a Participant’s Account that is attributable to deferrals and Company contributions made with respect to Plan Years commencing January 1, 2014 and later, including Earnings thereon, shall at all times be distributable as provided in Section 7.6. Distributions of the portion of a Participant’s Account that is attributable to deferrals and Company contributions made with respect to previous Plan Years shall be governed by the Plan provisions in effect prior to this Amendment.

Distributions of the portion of the Participant’s Account Balance payable upon the Participant’s death under this Section 7.6 shall at all times be distributable as provided in Section 6.1(b), subject to Section 6.1(c). Where payments of the Participant’s Account Balance commenced prior to the Participant’s death, the Participant’s Beneficiary shall receive the Participant’s remaining Account Balance in the form designated in the Participant’s distribution election under Section 6.1(b) together with amounts credited under Section 7.5.”

19. Section 11.14 (“Additional Definitions”) is amended consistent with Items 1, 5, 10 and 16 above, to move certain defined terms from Section 6.1(a)(1) through (5) as new subsections (c), (d), (h), (l) and (m), to add new defined terms in subsections (e), (f), (g), (i) and (j),and to renumber existing subsection (c) as new subsection (k) as follows:

“(c) “Deferred Retirement Date” means a Termination Date that occurs after a Participant’s Normal Retirement Date.

(d) “Early Retirement Date” means the Participant’s Termination Date on or after the date the Participant has both attained age 53 and has completed at least ten (10) Years of Service with the Company. Notwithstanding the foregoing, the 2007 Restatement of this Plan, and not this Restatement, shall apply to determine Early Retirement for those Participants designated as a 1999 Plan Executive under the Company’s Supplemental Executive Retirement Plan (“SERP”) and for those Participants who, as of August 19, 2003, had attained at least age fifty and had attained at least 10 Years of Service.

(e) “Equity Incentive Plan” means the separately stated Nordstrom, Inc. 2010 Equity Incentive Plan, as amended through February 27, 2013 and as it may be thereafter amended from time to time, or any successor to the Equity Incentive Plan that provides for performance-based equity compensation.

(f) “401(k) Plan” means the Nordstrom 401(k) Plan and Profit Sharing, as amended from time to time, or any successor to the 401(k) Plan that provides for elective deferrals under Code section 401(k).

(g) “401(k) Plan Compensation” means “Compensation” as defined under the 401(k) Plan.

(h) “Normal Retirement Date” means a Participant’s 58th birthday; provided, however, that the Normal Retirement Date for a Participant who was designated in 2003 as a Transition Plan Executive under the SERP shall be age 55.

(i) “Participating Subsidiaries and Affiliates” means those subsidiaries and affiliates of the Company that, subject to approval by the Administrative Committee, have specifically acted to adopt this Plan through execution of a Participation Agreement. A list of Participating Subsidiaries and Employers as of January 1, 2014 appears as Exhibit A to this Amendment.

(j) “Participation Agreement” means the written agreement evidencing the terms and conditions under which a particular Participating Subsidiary or Affiliate participates in this Plan.

(k) “Plan Year” means the calendar year.

(l) “Termination Date” means the termination of a Participant’s employment with the Company, and each of its subsidiaries and affiliates, whether or not the subsidiary or affiliate participates in this Plan. A termination of employment is deemed to have occurred for purposes of this Plan on the date when the Participant and the Company reasonably anticipate that the level of bona fide services to be provided by the Participant will be permanently reduced to 49 percent or less of the average level of bona fide services provided in the immediately preceding period of 36 consecutive months. If the Participant is on a paid leave of absence, the Participant is treated as providing services at a level equal to the level of services that the Participant would have been required to perform to earn the amount of compensation paid during the paid leave of absence. If the Participant is on an unpaid leave of absence, the employment relationship is presumed to terminate on the earlier of (A) the date the Participant loses his or her statutory or contractual right to re-employment (but not sooner than six months after the unpaid leave of absence began) or (B) the date that there is no longer a reasonable expectation that the Participant will return to perform services for the Company.

(m) “Years of Service” means consecutive full years (i.e., 12 months), based on service from the Participant’s most recent date of hire.”

*    *    *    *    *

IN WITNESS WHEREOF, this Amendment 2013-1 to the Nordstrom Executive Deferred Compensation Plan (2007 Restatement) is executed this     day of                     , 2013.

NORDSTROM, INC.

By:

Title:

AMENDMENT 2013-1

TO THE

NORDSTROM EXECUTIVE DEFERRED COMPENSATION PLAN

(2007 Restatement)

EXHIBIT A: LIST OF PARTICIPATING SUBSIDIARIES AND AFFILIATES

as of January 1, 2014

None.